Exhibit 99.14

FORM OF SUPPLEMENTAL DISCLOSURE FOR THE NETHERLANDS

      The following materials will be distributed to GM common stockholders of record resident in the Netherlands as a supplement to the consent solicitation statement/prospectuses.

Disclaimer

      This document is not a prospectus within the meaning of Section 3(2)(b) of the 1995 Act on the Supervision of Securities Trade (Wet toezicht effectenverkeer 1995) (the “Act”). The Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) has granted an exemption from the prohibition laid down in Section 3(1) of the Act on July 17, 2003.

Material Dutch Tax Considerations Relating to the Transactions

      The following is a general summary of the material Dutch tax consequences of the Hughes split-off and the News stock acquisition. You should consult your tax adviser as to the particular tax consequences to you of the Hughes split-off and the News stock acquisition.

      The summary will apply only to the following stockholders:

1.	Individuals who are resident, or deemed to be resident, in the Netherlands for purposes of Dutch tax law (including non-resident individual stockholders who have opted to be taxed as residents of the Netherlands), excluding (a) individuals for whom GM Class H common stock forms part of a substantial interest (aanmerkelijk belang) in GM as defined in Section 4.3 of the Income Tax Act 2001 (Wet inkomstenbelasting 2001) and (b) individuals who derive benefits from GM Class H common stock that are taxable as income from miscellaneous activities (overige werkzaamheden) as defined in Section 3.4 of the Income Tax Act 2001 (the “Dutch individual stockholders”); and

2.	Entities that are resident, or deemed to be resident, in the Netherlands for purposes of Dutch tax law, excluding (a) corporate entities that are not subject to Dutch corporate income tax, (b) pension funds (pensioenfondsen) or other entities that are specifically exempt from Dutch corporate income tax, (c) corporate entities that hold the GM Class H common stock, insofar as the benefits derived from their stock are exempt under the participation exemption as laid down in the Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) and (d) investment institutions (beleggingsfondsen) as defined in the Corporate Income Tax Act 1969 (the “Dutch corporate stockholders”).

The Hughes Split-Off

Dutch individual income tax and Dutch corporate income tax

      The Dutch tax consequences for Dutch individual stockholders and Dutch corporate stockholders of receiving Hughes common stock in exchange for GM Class H common stock are as follows:

•	To the extent that the fair market value of the Hughes common stock exceeds the tax basis of the GM Class H common stock, the receipt of Hughes common stock in exchange for GM Class H common stock may be subject to Dutch income tax at the progressive rates of the Income Tax Act 2001 for Dutch individual stockholders whose shares are acquired in the course of their business. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the Hughes common stock would be equal to the tax basis of the GM Class H common stock.

•	If a Dutch individual stockholder has not acquired the shares in the course of his or her business, the receipt of Hughes common stock in exchange for GM Class H common stock will not be subject to

Dutch income tax. The Hughes common stock will be included in the individual’s yield basis (rendementsgrondslag) and may be subject to Dutch income tax as described in Chapter 5 of the Income Tax Act 2001.

•	To the extent that the fair market value of the Hughes common stock exceeds the tax basis of the GM Class H common stock, the receipt of Hughes common stock in exchange for GM Class H common stock may be subject to Dutch corporate income tax at the standard rates of the Corporate Income Tax Act 1969 for Dutch corporate stockholders. Under specific circumstances the taxable gains may be rolled-over in which case the tax basis of the Hughes common stock would be equal to the tax basis of the GM Class H common stock.

     Withholding tax

      The exchange of GM Class H common stock for Hughes common stock in the Hughes split-off will not be subject to any U.S. withholding tax.

The News Stock Acquisition

Dutch individual income tax and Dutch corporate income tax

      The Dutch tax consequences for Dutch individual stockholders and Dutch corporate stockholders receiving post-merger Hughes common stock and News Corporation Preferred ADSs and/or cash in exchange for Hughes common stock are as follows:

•	To the extent that the fair market value of the News Corporation Preferred ADSs and/or cash exceeds the tax basis of the Hughes common stock, the receipt of the News Corporation Preferred ADSs and/or cash in exchange for Hughes common stock may be subject to Dutch income tax at the progressive rates of the Income Tax Act 2001 for Dutch individual stockholders whose shares are acquired in the course of their business.

•	If a Dutch individual stockholder has not acquired the shares in the course of his or her business, the receipt of the News Corporation Preferred ADSs and/or cash in exchange for Hughes common stock will not be subject to Dutch income tax. The News Corporation Preferred ADSs and/or cash will be included in the individual’s yield basis (rendementsgrondslag) and may be subject to Dutch income tax as described in Chapter 5 of the Income Tax Act 2001.

•	To the extent that the fair market value of the News Corporation Preferred ADSs and/or cash exceeds the tax basis of the Hughes common stock, the receipt of the News Corporation Preferred ADSs and/or cash in exchange for Hughes common stock may be subject to Dutch corporate income tax at the standard rates of the Corporate Income Tax Act 1969 for Dutch corporate stockholders.

     Withholding tax

      The receipt of any News Corporation Preferred ADSs in exchange for Hughes common stock will not be subject to U.S. federal income tax withholding. As discussed more fully in the consent solicitation statement/ prospectuses under the heading “The Transactions— Material Tax Consequences Relating to the Transactions— Material U.S. Federal Income Tax Consequences— The News Stock Acquisition,” cash received in the News stock acquisition may be subject to U.S. federal income tax backup withholding if an exchanging stockholder does not complete an Internal Revenue Service Form W-8BEN (Certificate of Foreign Status), an Internal Revenue Service Form W-9 or other appropriate form.